EXHIBIT 99.1

Information Regarding Joint Filers

Designated Filer of Form 3: BancBoston Ventures, Inc.

Item 2. Date of Event Requiring Statement: July 21, 2004

Item 4. Issuer Name and Ticker Symbol: NeuroMetrix, Inc. (NURO)

Designated Filer:	Ownership Form	Nature of Indirect Beneficial Ownership
BancBoston Ventures, Inc. 175 Federal Street, 10th Floor Boston, MA 02110	Direct
Joint Filers:
Bank of America Corporation 100 North Tryon Street Bank of America Plaza Charlotte, NC 28255	Indirect	Indirect 100% Owner of Reported Shares, as 100% Parent of Fleet National Bank
Fleet National Bank 175 Federal Street, 10th Floor Boston, MA 02110	Indirect	Indirect 100% Owner of Reported Shares, as 100% Parent of BancBoston Ventures, Inc.

SIGNATURES

BANK OF AMERICA CORPORATION

By: /s/ Michael Bernadino Date: July 21, 2004

Title: Senior Vice President

FLEET NATIONAL BANK

By: /s/ Michael Bernadino Date: July 21, 2004

Title: Senior Vice President